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INTEROFFICE MEMO [--]                                [Logo of PM Group]


DATE:     September 24, 1998

TO:       William L. Ferris

FROM:     Jane M. Guon

SUBJECT:  PM GROUP SEPARATE ACCOUNT FOR REGISTERED VARIABLE LIFE PRODUCTS
______________________________________________________________________________

RECOMMENDATION:
--------------

That you authorize the establishment of the Pacific Select Exec Separate
Account.

WHY RECOMMENDATION IS SUBMITTED AT THIS TIME:
--------------------------------------------

Documentation of this authorization must accompany registered variable life product registration filings made with the Securities and Exchange Commission.

BACKGROUND:
----------

Management has approved the development of registered variable life products, for sale in the State of New York. Amounts received by PM Group in connection with the sale of the new products will be allocated to the Pacific Select Exec Separate Account and among the subaccounts, at the policyowners' direction.

On July 1, 1998, the Board of Directors of PM Group Life Insurance Company adopted resolutions authorizing any Officer of the Corporation to take whatever action necessary to establish and maintain Separate Accounts, which may be, required in connection with registered variable life products. Outside counsel for our variable life products recommends that authorization for new Separate Accounts be obtained from the Chief Executive Officer.

OTHERS CONSULTED:
----------------

Diane Ledger and Sharon Cheever concur in this recommendation.

AUTHORIZATION:
-------------

On behalf of PM Group Life Insurance Company, the establishment of the Pacific Select Exec Separate Account is hereby authorized to be used in connection with registered variable life products develop ed and established by PM Group.


/s/WILLIAM L. FERRIS
-----------------------------
William L. Ferris
President and Chief Executive Officer